Exhibit 15.1

Date: November 17, 2025

CTW Cayman

ARK Hills Sengokuyama Mori Tower, 29F

1-9-10 Roppongi, Minato City,

Tokyo, Japan

Dear Sirs or Madams,

We hereby consent to the reference of our name under the heading “10.E. Taxation” in the annual report of CTW Cayman on Form 20-F for the year ended July 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Nishi Law Firm

/s/ Nishi Law Firm

/s/ Miyuka Nishi
Miyuka Nishi

Kundanzakaue Law Office

/s/ Kundanzakaue Law Office

/s/ Nobuko Otsuki
Nobuko Otsuki